ATTACHMENT to N-SAR Sub-Item 77M

FORM OF
AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made as of this day of , 2014, between [Tortoise Energy Capital Corporation/Tortoise North American Energy Corporation] (the "Acquired Fund"), a Maryland corporation with its principal place of business at 11550 Ash Street, Suite 300, Leawood, Kansas 66211, and Tortoise Energy Infrastructure Corporation (the "Acquiring Fund"), a Maryland corporation with its principal place of business at 11550 Ash Street, Suite 300, Leawood, Kansas 66211.

    WHEREAS, each of the Acquired Fund and the Acquiring Fund is a closed-end management investment company registered pursuant to the Investment Company Act of 1940, as amended (the "1940 Act");

    WHEREAS, it is intended that, for United States federal income tax purposes (i) the transactions contemplated by this Agreement shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) that the Agreement shall constitute a "plan of reorganization" for purposes of the Code;

    WHEREAS, the reorganization will consist of the merger of the Acquired Fund with and into the Acquiring Fund pursuant to the Maryland General Corporation Law ("MGCL") as provided herein, and upon the terms and conditions hereinafter set forth in this Agreement;

    WHEREAS, the Board of Directors of the Acquiring Fund (the "Acquiring Fund Board") has determined, with respect to the Acquiring Fund, that the Merger (as hereinafter defined) is in the best interests of the Acquiring Fund and its stockholders and that the interests of the existing stockholders of the Acquiring Fund will not be diluted as a result of this transaction;

WHEREAS, the Board of Directors of the Acquired Fund (the "Acquired Fund Board") has determined, with respect to the Acquired Fund, that the Merger (as hereinafter defined) is in the best interests of the Acquired Fund and its stockholders and that the interests of the existing stockholders of the Acquired Fund will not be diluted as a result of this transaction;

    NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

1. BASIC TRANSACTION
    1.1 The Merger. On and subject to the terms and conditions of this Agreement, the Acquired Fund will merge with and into the Acquiring Fund (the "Merger") at the Effective Date (as defined in paragraph 1.3 below) in accordance with the MGCL. The Acquiring Fund shall be the surviving corporation and investment company registered pursuant to the 1940 Act. The Acquired Fund shall cease to exist as a separate corporation and investment company.

    Each share of Acquired Fund's common stock, par value $0.001 per share (the "Acquired Fund Common Stock"), issued and outstanding immediately prior to the Effective Date will be converted into an equivalent dollar amount (to the nearest one tenth of one cent) of full shares of Acquiring Fund Common Stock (as defined in paragraph 2.1(o)), based on the net asset value per share of each of the parties at 4:00 p.m. Eastern Time on the Business Day prior to the Effective Date (the "Valuation Time") and each share of the Acquired Fund's preferred stock issued and outstanding ("Acquired Fund Preferred Stock") immediately prior to the Effective Date (if any) will be converted into newly-issued shares of Series C Acquiring Fund Preferred Stock (as defined in paragraph
2.1(o)) having identical terms as the Acquired Fund Preferred Stock. The aggregate liquidation preference of the Acquiring Fund Preferred Stock received by the holders of Acquired Fund Preferred Stock will equal the aggregate liquidation preference of Acquired Fund Preferred Stock held immediately prior to the Closing (as defined in paragraph 1.2). No fractional shares of Acquiring Fund Common Stock will be issued to the holders of Acquired Fund Common Stock. In lieu thereof, the Acquiring Fund will purchase all fractional shares of

Acquiring Fund Common Stock at the current net asset value per share of the Acquiring Fund Common Stock for the account of all holders of fractional interests, and each such holder will receive such holder's pro rata share of the proceeds of such purchase. The Effective Date and the Business Day prior to it must each be a day on which the New York Stock Exchange is open for trading (a "Business Day").

    From and after the Effective Date, the Acquiring Fund shall possess all of the properties, assets, rights, privileges and powers and shall be subject to all of the restrictions, liabilities, obligations, disabilities and duties of the Acquired Fund (other than the investment objectives, policies, strategies or limitations of the Acquired Fund, whether fundamental or non-fundamental), all as provided under Maryland law.

    1.2 Actions at Closing. At the closing of the transactions contemplated by this Agreement (the "Closing") on the date thereof (the "Closing Date"), (i) the Acquired Fund will deliver to the Acquiring Fund the various certificates and documents referred to in Article 6 below, (ii) the Acquiring Fund will deliver to the Acquired Fund the various certificates and documents referred to in Article 5 below, (iii) the Acquired Fund will file with the State Department of Assessments and Taxation of Maryland (the "Department") articles of merger (the "Articles of Merger") and make all other filings or recordings required by Maryland law in connection with the Merger.

    1.3 Effect of Merger. Subject to the requisite approvals of the stockholders of the Acquired Fund and the Acquiring Fund, and to the other terms and conditions described herein, the Merger shall become effective at such time as the Articles of Merger are accepted for record by the Department or at such later time, not to exceed
30 days after such acceptance, as is specified in the Articles of Merger (the "Effective Date"), and the separate corporate existence of the Acquired Fund shall cease. As promptly as practicable after the Merger, the Acquired Fund shall delist the Acquired Fund Common Stock and Acquired Fund Preferred Stock (if any) from the New York Stock Exchange ("NYSE") and its registration under the 1940 Act shall be terminated. Any reporting responsibility of the Acquired Fund is, and shall remain, the responsibility of the Acquired Fund up to and including the Effective Date.

2. REPRESENTATIONS AND WARRANTIES

    2.1 Representations and Warranties of the Acquiring Fund. The Acquiring Fund represents and warrants to the Acquired Fund that the statements contained in this paragraph 2.1 are correct and complete in all material respects as of the execution of this Agreement on the date hereof. The Acquiring Fund represents and warrants to, and agrees with, the Acquired Fund that:

    (a) The Acquiring Fund is a corporation duly organized, validly existing under the laws of the State of Maryland and is in good standing with the Department, and has the power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement.

    (b) The Acquiring Fund is duly registered under the 1940 Act as a diversified, closed-end management investment company (File No. 811-21462) and such registration has not been revoked or rescinded and is in full force and effect. The Acquiring Fund is qualified as a foreign corporation in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on the Acquiring Fund.

    (c) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except (i) such as have been obtained or applied for under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the 1940 Act, (ii) such as may be required by state securities laws and (iii) such as may be required under Maryland law for the acceptance for record of the Articles of Merger by the Department.

    (d) The Acquiring Fund is not, and the execution, delivery and performance of this Agreement by the Acquiring Fund will not result, in violation of the laws of the State of Maryland or of the charter of the Acquiring Fund (the "Acquiring Fund Charter") or the Bylaws, as amended (the "Acquiring Fund Bylaws"), of the Acquiring Fund, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Acquiring Fund will not result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound.
    (e) The Acquiring Fund has been furnished with the Acquired Fund's Annual Report to Stockholders for the year ended November 30, 2013.
    (f) The Acquired Fund has been furnished with the Acquiring Fund's Annual Report to Stockholders for the year ended November 30, 2013.
    (g) The Acquiring Fund has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the Acquiring Fund Board, and, subject to stockholder approval, this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto.
    (h) No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against the Acquiring Fund or any properties or assets held by it. The Acquiring Fund knows of no facts that might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.
(i) There are no material contracts outstanding to which the Acquiring Fund is a party that have not been disclosed in the Registration Statement (as defined in paragraph 2.1(m) below) or will not be otherwise disclosed to the Acquired Fund prior to the Effective Date.
    (j) Since November 30, 2013, there has not been any material adverse change in the Acquiring Fund's financial condition, assets, liabilities or business and the Acquiring Fund has no known liabilities of a material amount, contingent or otherwise, required to be disclosed in a balance sheet with GAAP other than those shown on the Acquiring Fund's statements of assets, liabilities and capital referred to above, those incurred in the ordinary course of its business as an investment company since November 30, 2013, and those incurred in connection with the Merger. Prior to the Effective Date, the Acquiring Fund will advise the Acquired Fund in writing of all known liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued. For purposes of this paragraph 2.1(j), a decline in net asset value per share of the Acquiring Fund due to declines in market values of securities in the Acquiring Fund's portfolio or the discharge of the Acquiring Fund liabilities will not constitute a material adverse change.
    (k) All federal and other tax returns and information reports of the Acquiring Fund required by law to have been filed shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of the Acquiring Fund's knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns. All tax liabilities of the Acquiring Fund have been adequately provided for on its books, and no tax deficiency or liability of the Acquiring Fund has been asserted and no question with respect thereto has been raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Effective Date occurs.
    (l) The Acquiring Fund has not taken any action and does not know of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
(m) The registration statement has been filed with the Securities and Exchange Commission (the
"SEC") by the Acquiring Fund on Form N-14 relating to the Acquiring Fund Common Stock and the

Acquiring Fund Preferred Stock (if any) to be issued pursuant to this Agreement, and any supplement or amendment thereto or to the documents therein (as amended, the "Registration Statement"), on the effective date of the Registration Statement, at the time of the stockholders' meeting referred to in Article 4 of this Agreement and at the Effective Date, insofar as it relates to the Acquiring Fund (i) shall have complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder and (ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this paragraph 2.1(m) shall not apply to statements in, or omissions from, the Registration Statement made in reliance upon and in conformity with information furnished by the Acquired Fund for use in the Registration Statement.
    (n) All issued and outstanding shares of Acquiring Fund Common Stock and Acquiring Fund Preferred Stock have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws, (ii) are, and on the Effective Date will be, duly and validly issued and outstanding, fully paid and non-assessable, and (iii) will be held at the time of the Closing by the persons and in the amounts set forth in the records of the transfer agent. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any shares of Acquiring Fund Common Stock or Acquiring Fund Preferred Stock, nor is there outstanding any security convertible into, or exchangeable for, any shares of Acquiring Fund Common Stock or Acquiring Fund Preferred Stock.
    (o) The Acquiring Fund is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share (the "Acquiring Fund Common Stock"), and 20,000,000 shares of preferred stock, par value
$0.001 per share (the "Acquiring Fund Preferred Stock"); each outstanding share of which is fully paid, non-assessable and has full voting rights.
    (p) The offer and sale of the shares of Acquiring Fund Common Stock and Acquiring Fund Preferred Stock (if any) to be issued pursuant to this Agreement will be in compliance with all applicable federal and state securities laws.
    (q) At or prior to the Effective Date, the Acquiring Fund will have obtained any and all regulatory, board and stockholder approvals necessary to issue the shares of Acquiring Fund Common Stock and Acquiring Fund Preferred Stock (if any) to be issued pursuant to this Agreement.
    (r) The books and records of the Acquiring Fund made available to the Acquired Fund are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Acquiring Fund.
(s) The Acquiring Fund Board has not adopted a resolution electing to be subject to the Maryland
Business Combination Act or the Maryland Control Share Acquisition Act.

    2.2 Representations and Warranties of the Acquired Fund. The Acquired Fund represents and warrants to the Acquiring Fund that the statements contained in this paragraph 2.2 are correct and complete in all material respects as of the execution of this Agreement on the date hereof. The Acquired Fund represents and warrants to, and agrees with, the Acquiring Fund that:
    (a) The Acquired Fund is a corporation duly organized, validly existing under the laws of the State of Maryland and is in good standing with the Department, and has the power to own all of its assets and to carry on its business as it is now being conducted and to carry out this Agreement.
    (b) The Acquired Fund is duly registered under the 1940 Act as a closed-end, diversified management investment company (File No. 811- ), and such registration has not been revoked or rescinded and is in full force and effect. The Acquired Fund is qualified as a foreign corporation in every jurisdiction where required, except to the extent that failure to so qualify would not have a material adverse effect on the Acquired Fund.
    (c) No consent, approval, authorization or order of any court or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except (i) such as have been obtained or applied for under the 1933 Act, the 1934 Act and the 1940 Act, (ii) such as may be required by state securities laws and (iii) such as may be required under Maryland law for the acceptance for record of the Articles of Merger by the Department.

    (d) The Acquired Fund is not, and the execution, delivery and performance of this Agreement by the Acquired Fund will not result, in violation of the laws of the State of Maryland or of the charter of the Acquired Fund (the "Acquired Fund Charter") or the Bylaws, as amended (the "Acquired Fund Bylaws"), of the Acquired Fund, or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which it is bound, and the execution, delivery and performance of this Agreement by the Acquired Fund will not result in the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquired Fund is a party or by which it is bound.

    (e) The Acquired Fund has been furnished with the Acquiring Fund's Annual Report to Stockholders for the year ended November 30, 2013.

    (f) The Acquiring Fund has been furnished with the Acquired Fund's Annual Report to Stockholders for the year ended November 30, 2013.

    (g) The Acquired Fund has full power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action of the Acquired Fund Board, and, subject to stockholder approval, this Agreement constitutes a valid and binding contract enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto.

    (h) No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending (in which service of process has been received) or to its knowledge threatened against the Acquired Fund or any properties or assets held by it. The Acquired Fund knows of no facts that might form the basis for the institution of such proceedings which would materially and adversely affect its business and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions herein contemplated.

    (i) There are no material contracts outstanding to which the Acquired Fund is a party that have not been disclosed in the Registration Statement or will not be otherwise disclosed to the Acquiring Fund prior to the Effective Date.

    (j) Since November 30, 2013, there has not been any material adverse change in the Acquired Fund's financial condition, assets, liabilities or business and the Acquired Fund has no known liabilities of a material amount, contingent or otherwise, required to be disclosed in a balance sheet in accordance with GAAP other than those shown on the Acquired Fund's statements of assets, liabilities and capital referred to above, those incurred in the ordinary course of its business as an investment company since November 30,
2013, and those incurred in connection with the Merger. Prior to the Effective Date, the Acquired Fund will advise the Acquiring Fund in writing of all known liabilities, contingent or otherwise, whether or not incurred in the ordinary course of business, existing or accrued. For purposes of this paragraph 2.2(j), a decline in net asset value per share of the Acquired Fund due to declines in market values of securities in the Acquired Fund's portfolio or the discharge of the Acquired Fund liabilities will not constitute a material adverse change.

    (k) All federal and other tax returns and information reports of the Acquired Fund required by law to have been filed shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and, to the best of the Acquired Fund's knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns. All tax liabilities of the Acquired Fund have been adequately provided for on its books, and no tax deficiency or liability of the Acquired Fund has been asserted and no question with respect thereto has been raised by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid, up to and including the taxable year in which the Effective Date occurs.
    (l) The Acquired Fund has not taken any action and does know of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
    (m) The Registration Statement, on the effective date of the Registration Statement, at the time of the stockholders' meetings referred to in Article 4 of this Agreement and at the Effective Date, insofar as it relates to the Acquired Fund (i) shall have complied or will comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations thereunder and
(ii) did not or will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the prospectus included therein did not or will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this paragraph 2.2(m) shall only apply to statements in, or omissions from, the Registration Statement made in reliance upon and in conformity with information furnished by the Acquiring Fund for use in the Registration Statement.
    (n) All issued and outstanding shares of Acquired Fund Common Stock and Acquired Fund Preferred Stock (if any) (i) have been offered and sold in compliance in all material respects with applicable registration requirements of the 1933 Act and state securities laws, (ii) are, and on the Effective Date will be, duly and validly issued and outstanding, fully paid and non-assessable, and (iii) will be held at the time of the Closing by the persons and in the amounts set forth in the records of the transfer agent as provided in paragraph 4.7. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any shares of Acquired Fund Common Stock or Acquired Fund Preferred Stock, nor is there outstanding any security convertible into, or exchangeable for, any shares of Acquired Fund Common Stock or Acquired Fund Preferred Stock.
    (o) The books and records of the Acquired Fund made available to the Acquiring Fund are substantially true and correct and contain no material misstatements or omissions with respect to the operations of the Acquired Fund.
(p) The Acquired Fund Board has not adopted a resolution electing to be subject to the Maryland
Business Combination Act or the Maryland Control Share Acquisition Act.

3. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE ACQUIRED FUND

3.1 Conversion of Acquired Fund Common Stock and Acquired Fund Preferred Stock.

    (a) Conversion. Subject to the requisite approval of the stockholders of the Acquired Fund and the Acquiring Fund, and the other terms and conditions contained herein, on the Effective Date, each share of Acquired Fund Common Stock will be converted into an equivalent dollar amount (to the nearest one tenth of one cent) of full shares of Acquiring Fund Common Stock, computed based on the net asset value per share of each of the parties at the Valuation Time (the "Common Stock Consideration") and each share of Acquired Fund Preferred Stock (if any) will be converted into newly-issued shares of Series C Acquiring Fund Preferred Stock having identical terms as the Acquired Fund Preferred Stock. The aggregate liquidation preference of the Acquiring Fund Preferred Stock received by the holders of Acquired Fund Preferred Stock will equal the aggregate liquidation preference of Acquired Fund Preferred Stock held immediately prior to the Closing. No fractional shares of Acquiring Fund Common Stock will be issued to the holders of Acquired Fund Common Stock. In lieu thereof, the Acquiring Fund will purchase all fractional shares of Acquiring Fund Common Stock at the current net asset value per share of Acquiring Fund Common Stock for the account of all holders of fractional interests, and each such holder will receive such holder's pro rata share of the proceeds of such purchase (the "Common Cash Consideration" and, together with Common Stock Consideration, the "Merger Consideration").

    (b) Computation of Net Asset Value. The net asset value per share of the Acquired Fund Common Stock and the Acquiring Fund Common Stock shall be determined as of the Valuation Time, and no formula will be used to adjust the net asset value per share so determined of either of the parties' common stock to take into account differences in realized and unrealized gains and losses. The value of the assets of the Acquired Fund to be transferred to the Acquiring Fund shall be determined by the Acquiring Fund pursuant to the principles and procedures consistently utilized by the Acquiring Fund in valuing its own assets and determining its own liabilities for purposes of the Merger, which principles and procedures are substantially similar to those employed by the Acquired Fund when valuing its own assets and determining its own liabilities. Such valuation and determination shall be made by the Acquiring Fund in cooperation with the Acquired Fund and shall be confirmed in writing by the Acquiring Fund to the Acquired Fund. The net asset value per share of Acquiring Fund Common Stock and shall be determined in accordance with such procedures, and the Acquiring Fund shall certify the computations involved.

3.2 Surrender of Shares.

    (a) In lieu of delivering certificates for Acquiring Fund Common Stock or Acquiring Fund Preferred Stock, the Acquiring Fund shall credit the Acquiring Fund Common Stock and Acquiring Fund Preferred Stock, as applicable, to the Acquired Fund's account on the books of the Acquiring Fund. The Acquired Fund's transfer agent shall deliver at Closing a certificate of an authorized officer stating that its records contain the names and addresses of the holders of Acquired Fund Common Stock and Acquired Fund Preferred Stock (if any) and the number and percentage ownership of outstanding shares owned by each such shareholder immediately prior to the Closing. The Acquiring Fund's transfer agent shall issue and deliver to the Acquired Fund's Secretary a confirmation evidencing the Acquiring Fund Common Stock and Acquiring Fund Preferred Stock to be credited on the Closing Date, or provide evidence satisfactory to the Acquiring Fund that such Acquiring Fund Common Stock and Acquiring Fund Preferred Stock has been credited to the Acquired Fund's account on the books of the Acquiring Fund.

    (b) With respect to any holder of Acquired Fund Common Stock or Acquired Fund Preferred Stock holding certificates representing shares of Acquired Fund Common Stock or Acquired Fund Preferred Stock as of the Effective Date, and subject to the Acquiring Fund being informed thereof in writing by the Acquired Fund, the Acquiring Fund will not permit such shareholder to receive shares of Acquiring Fund Common Stock or Acquiring Fund Preferred Stock (or to vote as a shareholder of the Acquiring Fund) until such shareholder has surrendered his or her outstanding certificates evidencing ownership of Acquired Fund Common Stock or Acquired Fund Preferred Stock, or, in the event of lost certificates, posted adequate bond. The Acquired Fund will request its shareholders to surrender their outstanding certificates representing shares of Acquired Fund Common Stock and Acquired Fund Preferred Stock or post adequate bond therefor. Dividends or other distributions payable to holders of record of shares of Acquiring Fund Common Stock and Acquiring Fund Preferred Stock as of any date after the Effective Date and prior to the exchange of certificates by any holder of Acquired Fund Common Stock or Acquired Fund Preferred Stock shall be credited to such shareholder, without interest; however, such dividends or other distributions shall not be paid unless and until such shareholder surrenders his or her certificates representing shares of Acquired Fund Common Stock or Acquired Fund Preferred Stock for exchange.

    3.3 Withholding Taxes. The Acquiring Fund will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of shares of Acquired Fund Common Stock or Acquired Fund Preferred Stock, as applicable, such amounts as the Acquiring Fund shall determine in good faith are required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign tax law. Any amounts so deducted and withheld will be timely paid to the applicable tax authority and will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Acquired Fund Common Stock or Acquired Fund Preferred Stock in respect of which such deduction and withholding was made.

4. COVENANTS

    4.1 Operations in the Normal Course. Each party covenants to operate its business in the ordinary course between the date hereof and the Effective Date, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and other distributions.

4.2 Stockholders' Meetings.

    (a) The Acquired Fund and the Acquiring Fund shall hold a joint meeting of their stockholders for the purpose of considering the Merger as described herein, and additionally in the case of the Acquiring Fund the authorization for the issuance of additional shares of Acquiring Fund Common Stock pursuant to this Agreement, which meeting has been called for , 2014, and any adjournments or postponements thereof.

    (b) The Acquired Fund and the Acquiring Fund have mailed to each of their stockholders of record entitled to vote at the meeting of stockholders at which action is to be considered regarding the Merger, in sufficient time to comply with requirements as to notice thereof, a combined Proxy Statement and Prospectus which complies in all material respects with the applicable provisions of Section 14(a) of the
1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

    4.3 Articles of Merger. The parties agree that, as soon as practicable after satisfaction of all conditions to the Merger, they will jointly file executed Articles of Merger with the Department and make all other filings or recordings required by Maryland law in connection with the Merger.

4.4 Regulatory Filings.

    (a) The Acquired Fund undertakes that, if the Merger is consummated, it will file, or cause its agents to file, an application pursuant to Section 8(f) of the 1940 Act for an order declaring that the Acquired Fund has ceased to be a registered investment company.

    (b) The Acquiring Fund has filed the Registration Statement with the SEC, which has become effective. The Acquired Fund agrees to cooperate fully with the Acquiring Fund, and has furnished to the Acquiring Fund the information relating to itself to be set forth in the Registration Statement as required by the 1933 Act, the 1934 Act, the 1940 Act, and the rules and regulations thereunder and the state securities or blue sky laws.

    4.5 Preservation of Assets. The Acquiring Fund agrees that it has no plan or intention to sell or otherwise dispose of the assets of the Acquired Fund to be acquired in the Merger, except for dispositions made in the ordinary course of business.

    4.6 Tax Matters. Each of the parties agrees that by the Effective Date all of its federal and other tax returns and reports required to be filed on or before such date shall have been filed and all taxes shown as due on said returns either have been paid or adequate liability reserves have been provided for the payment of such taxes. In connection with this covenant, the parties agree to cooperate with each other in filing any tax return, amended return or claim for refund, determining a liability for taxes or a right to a refund of taxes or participating in or conducting any audit or other proceeding in respect of taxes. The Acquiring Fund agrees to retain for a period of ten (10) years following the Effective Date all returns, schedules and work papers and all material records or other documents relating to tax matters of the Acquired Fund for its final taxable year and for all prior taxable periods. Any information obtained under this paragraph 4.6 shall be kept confidential except as otherwise may be necessary in connection with the filing of returns or claims for refund or in conducting an audit or other proceeding. After the Effective Date, the Acquiring Fund shall prepare, or cause its agents to prepare, any federal, state or local tax returns, including any Forms 1099, required to be filed and provided to required persons by the Acquired Fund with respect to its final taxable year ending with the Effective Date and for any prior periods or taxable years for which the due date for such return has not passed as of the Effective Date and further shall cause such tax returns and Forms 1099 to be duly filed with the appropriate taxing authorities and provided to required persons. Notwithstanding the aforementioned provisions of this paragraph 4.6, any expenses incurred by the Acquiring Fund (other than for payment of taxes) in excess of any accrual for such expenses by the Acquired Fund in connection with the preparation and filing of said tax returns and Forms 1099 after the Effective Date shall be borne by the Acquiring Fund.

    4.7 Stockholder List. Prior to the Effective Date, the Acquired Fund shall have made arrangements with its transfer agent to deliver to the Acquiring Fund a list of the names and addresses of all of the holders of record of Acquired Fund Common Stock and Acquired Fund Preferred Stock (if any) on the Effective Date and the respective number of shares of Acquired Fund Common Stock and Acquired Fund Preferred Stock (if any) owned by each such stockholder, certified by the Acquired Fund's transfer agent or President to the best of their knowledge and belief. The Acquiring Fund and the Acquired Fund will (i) use all reasonable best efforts to cause the Merger to constitute a reorganization under Section 368(a) of the Code and (ii) shall execute and deliver officer's certificates containing appropriate representations at such time or times as may be reasonably requested by counsel, including the effective date of the Registration Statement and the Closing Date, for purposes of rendering opinions with respect to the tax treatment of the Merger.

    4.8 Preferred Stock. The Acquiring Fund will comply with the terms and provisions of the Articles Supplementary for the Series C Acquiring Fund Preferred Stock, which Articles Supplementary will provide for such Acquiring Fund Preferred Stock to have identical terms as the Acquired Fund Preferred Stock for which it is being exchanged.

    4.9 NYSE Listing. The Acquiring Fund agrees to use its reasonable best efforts to cause the Acquiring Fund Common Stock and Acquiring Fund Preferred Stock to be issued pursuant to this Agreement to be listed on the NYSE.

    4.10 Delisting, Termination of Registration as an Investment Company. The Acquired Fund agrees that the (i) delisting of the shares of the Acquired Fund with the NYSE and (ii) the termination of its registration as an investment company under the 1940 Act will be effected in accordance with applicable law as soon as practicable following the Effective Date.

5. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE ACQUIRED FUND

    The obligations of the Acquired Fund to consummate the transactions provided for herein shall be subject, at the Acquired Fund's election, to the following conditions:

5.1 Certificates and Statements by the Acquiring Fund.

    (a) The Acquiring Fund shall have furnished a statement of assets, liabilities and capital, together with a schedule of investments with their respective dates of acquisition and tax costs, certified on its behalf by its President (or any Vice President) and its Treasurer, and a certificate executed by both such officers, dated the Effective Date, certifying that there has been no material adverse change in its financial position since November 30, 2013, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.

    (b) The Acquiring Fund shall have furnished to the Acquired Fund a certificate signed by its President (or any Vice President), dated the Effective Date, certifying that as of the Effective Date, all representations and warranties made by the Acquiring Fund in this Agreement are true and correct in all material respects as if made at and as of such date and the Acquiring Fund has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to such dates.

    5.2 Absence of Litigation. There shall be no material litigation pending with respect to the matters contemplated by this Agreement.

    5.3 Regulatory Orders. The Acquiring Fund shall have received from any relevant state securities administrator such order or orders as are reasonably necessary or desirable under the 1933 Act, the 1934 Act, the
1940 Act, and any applicable state securities or blue sky laws in connection with the transactions contemplated hereby, and that all such orders shall be in full force and effect.

    5.4 Satisfaction of the Acquired Fund. All proceedings taken by the Acquiring Fund and its counsel in connection with the Merger and all documents incidental thereto shall be satisfactory in form and substance to the Acquired Fund.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE ACQUIRING FUND

    The obligations of the Acquiring Fund to consummate the transactions provided for herein shall be subject, at the Acquiring Fund's election, to the following conditions:

6.1 Certificates and Statements by the Acquired Fund.

    (a) The Acquired Fund shall have furnished a statement of assets, liabilities and capital, together with a schedule of investments with their respective dates of acquisition and tax costs, certified on its behalf by its President (or any Vice President) and its Treasurer, and a certificate executed by both such officers, dated the Effective Date, certifying that there has been no material adverse change in its financial position since November 30, 2013, other than changes in its portfolio securities since that date or changes in the market value of its portfolio securities.

    (b) The Acquired Fund shall have furnished to the Acquiring Fund a certificate signed by its President (or any Vice President), dated the Effective Date, certifying that as of the Effective Dates, all representations and warranties made by the Acquired Fund in this Agreement are true and correct in all material respects as if made at and as of such date and that the Acquired Fund has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied at or prior to such date.

    6.2 Absence of Litigation. There shall be no material litigation pending with respect to the matters contemplated by this Agreement.

    6.3 Satisfaction of the Acquiring Fund. All proceedings taken by the Acquired Fund and its counsel in connection with the Merger and all documents incidental thereto shall be satisfactory in form and substance to the Acquiring Fund.

    6.4 Custodian's Certificate. The Acquired Fund's custodian shall have delivered to the Acquiring Fund a certificate identifying all of the assets of the Acquired Fund held or maintained by such custodian as of the Valuation Time.

6.4 Books and Records. The Acquired Fund's transfer agent shall have provided to the Acquiring Fund
(i) the originals or true copies of all of the records of the Acquired Fund in the possession of such transfer agent as of the Effective Date, (ii) a certificate setting forth the number of shares of Acquired Fund Common Stock and Acquired Fund Preferred Stock (if any) outstanding as of the Valuation Time, and (iii) the name and address of each holder of record of any shares and the number of shares held of record by each such stockholder.

7. FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIRING FUND AND ACQUIRED FUND

    If any of the conditions set forth below have not been satisfied on or before the Closing Date with respect to the Acquired Fund or the Acquiring Fund, the other party to this Agreement shall be entitled, at its option, to refuse to consummate the transactions contemplated by this Agreement:

    7.1 Approval of Merger. The Merger shall have been approved by (i) the affirmative vote of a majority of the issued and outstanding shares of Acquired Fund Common Stock and Acquired Fund Preferred Stock (if any) (voting as a class), (ii) the affirmative vote of a majority of the issued and outstanding shares of Acquired Fund Preferred Stock (if any) (voting as a separate class) and (iii) the affirmative vote of a majority of the issued and outstanding shares of Acquiring Fund Common Stock and Acquiring Fund Preferred Stock (voting as a class); the Acquiring Fund shall have delivered to the Acquired Fund a copy of the resolutions approving this Agreement pursuant to this Agreement adopted by the Acquiring Fund Board, certified by its secretary; and the Acquired Fund shall have delivered to the Acquiring Fund a copy of the resolutions approving this Agreement adopted by the Acquired Fund Board and the Acquiring Fund's stockholders, certified by its secretary.

7.2 Regulatory Filings.

    (a) Any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, relating to the transactions contemplated hereby shall have expired or been terminated.

    (b) The SEC shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act, nor instituted or threatened to institute any proceeding seeking to enjoin consummation of the Merger under Section 25(c) of the 1940 Act; no other legal, administrative or other proceeding shall be instituted or threatened which would materially affect the financial condition of the Acquired Fund or would prohibit the Merger.

    (c) On the Closing Date, no court or governmental agency of competent jurisdiction shall have issued any order that remains in effect and that restrains or enjoins the Acquired Fund or the Acquiring Fund from completing the transactions contemplated by this Agreement.

    7.3 Consents. All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities deemed necessary by the Acquiring Fund or the Acquired Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquiring Fund or the Acquired Fund, provided that either party hereto may for itself waive any of such conditions.

    7.4 Registration Statement. The Registration Statement shall have become effective under the 1933 Act and no stop orders suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending.

    7.5 Tax Opinion. The parties shall have received the opinion of Husch Blackwell LLP, dated the Closing Date, substantially to the effect that, based upon certain facts, assumptions and representations made by the Acquired Fund, the Acquiring Fund and their respective authorized officers:

    (i) the Merger as provided in this Agreement will constitute a reorganization within the meaning of Section 368(a)(1) of the Code and that the Acquiring Fund and the Acquired Fund will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

    (ii) no gain or loss will be recognized to the Acquired Fund as a result of the Merger or upon the conversion of shares of Acquired Fund Common Stock to shares of Acquiring Fund Common Stock;

    (iii) no gain or loss will be recognized to the Acquiring Fund as a result of the Merger or upon the conversion of shares of Acquired Fund Common Stock to shares of Acquiring Fund Common Stock;

    (iv) no gain or loss will be recognized to the holders of the Acquired Fund Common Stock upon the conversion of their shares of Acquired Fund Common Stock to shares of Acquiring Fund Common Stock, except to the extent such holders are paid cash in lieu of fractional shares of Acquiring Fund Common Stock in the Merger;

    (v) the aggregate tax basis of the Acquired Fund assets in the hands of the Acquiring Fund will be the same as the aggregate tax basis of such assets in the hands of the Acquired Fund immediately prior to the consummation of the Merger;

    (vi) immediately after the Merger, the aggregate tax basis of the Acquiring Fund Common Stock received by each holder of Acquired Fund Common Stock in the Merger (including that of fractional share interests purchased by the Acquiring Fund) will be equal to the aggregate tax basis of the shares of Acquired Fund Common Stock owned by such stockholder immediately prior to the Merger;

    (vii) a stockholder's holding period for Acquiring Fund Common Stock (including that of fractional share interests purchased by the Acquiring Fund) will be determined by including the period for which he or she held shares of Acquired Fund Common Stock converted pursuant to the Merger, provided that such shares of Acquired Fund Common Stock were held as capital assets;

    (viii) the Acquiring Fund's holding period with respect to the Acquired Fund's assets transferred will include the period for which such assets were held by the Acquired Fund; and

    (ix) the payment of cash to the holders of Acquired Fund Common Stock in lieu of fractional shares of Acquiring Fund Common Stock will be treated as though such fractional shares were distributed as part of the Merger and then redeemed by the Acquiring Fund with the result that the holder of Acquired Fund Common Stock will generally have a capital gain or loss to the extent the cash distribution differs from such stockholder's basis allocable to the fractional shares of Acquiring Fund Common Stock.

The delivery of such opinion is conditioned upon the receipt by Husch Blackwell LLP of representations it shall request of the Acquiring Fund and the Acquired Fund. Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Acquired Fund may waive the condition set forth in this paragraph 7.5.

    7.6 Assets and Liabilities. The assets and liabilities of the Acquired Fund to be transferred to the Acquiring Fund shall not include any assets or liabilities which the Acquiring Fund, by reason of limitations in its Registration Statement or the Acquiring Fund Charter, may not properly acquire or assume. The Acquiring Fund does not anticipate that there will be any such assets or liabilities but the Acquiring Fund will notify the Acquired Fund if any do exist and will reimburse the Acquired Fund for any reasonable transaction costs incurred by the Acquired Fund for the liquidation of such assets and liabilities.

8. INDEMNIFICATION

    8.1 The Acquiring Fund. The Acquiring Fund, out of its assets and property, agrees to indemnify and hold harmless the Acquired Fund and the members of the Acquired Fund Board and its officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquired Fund and those board members and officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Acquiring Fund or the members of the Acquiring Fund Board or its officers prior to the Closing Date, provided that such indemnification by the Acquiring Fund is not (i) in violation of any applicable law or (ii) otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

    8.2 The Acquired Fund. The Acquired Fund, out of its assets and property, agrees to indemnify and hold harmless the Acquiring Fund and the members of the Acquiring Fund Board and its officers from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund and those board members and officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by the Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Acquired Fund or the members of the Acquired Fund Board or its officers prior to the Closing Date, provided that such indemnification by the Acquired Fund is not (i) in violation of any applicable law or (ii) otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

9. BROKER FEES AND EXPENSES

    9.1 No Broker Fees. The Acquiring Fund and the Acquired Fund represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

    9.2 Payment of Expenses. All expenses of the Merger will be borne by the Acquiring Fund and the Acquired Fund. Costs specific to the Acquiring Fund and the Acquired Fund will be expensed to such Fund, while non- specific costs will be allocated on a pro rata basis based upon each Fund's net assets. Such expenses shall include, but not be limited to, all costs related to the preparation and distribution of the Registration Statement, proxy solicitation expenses, SEC registration fees, and NYSE listing fees. Neither of the Acquiring Fund and the Acquired Fund owes any broker's or finder's fees in connection with the transactions provided for herein.

10. COOPERATION FOLLOWING EFFECTIVE DATE

    In case at any time after the Effective Date any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party may reasonably request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification as described below). The Acquired Fund acknowledges and agrees that from and after the Effective Date, the Acquiring Fund shall be entitled to possession of all documents, books, records, agreements and financial data of any sort pertaining to the Acquired Fund.

11. ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES

    11.1 Entire Agreement. The Acquiring Fund and the Acquired Fund agree that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

    11.2 Survival of Warranties. The covenants to be performed after the Closing by both the Acquiring Fund and the Acquired Fund, and the obligations of the Acquiring Fund in Article 8, shall survive the Closing. All other representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder and shall terminate on the Closing.

12. TERMINATION AND WAIVERS

    12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by resolution of either the Acquiring Fund Board or the Acquired Fund Board, if circumstances should develop that, in the opinion of that board, make proceeding with the Agreement inadvisable with respect to the Acquiring Fund or the Acquired Fund, respectively. Any such termination resolution to be effective shall be promptly communicated to the other party and, in any event, prior to the Closing Date. In the event of termination of this Agreement pursuant to the provisions hereof, the

Agreement shall become void and have no further effect, and there shall not be any liability hereunder on the part of either of the parties or their respective board members or officers, except for any such material breach or intentional misrepresentation, as to each of which all remedies at law or in equity of the party adversely affected shall survive.

    12.2 Waiver. At any time prior to the Effective Date, any of the terms or conditions of this Agreement may be waived by either the Acquired Fund Board or the Acquiring Fund Board (whichever is entitled to the benefit thereof), if, in the judgment of such board after consultation with its counsel, such action or waiver will not have a material adverse effect on the benefits intended in this Agreement to the stockholders of their respective fund, on behalf of which such action is taken.

13. TRANSFER RESTRICTION

    Pursuant to Rule 145 under the 1933 Act, and in connection with the issuance of any shares to any person who at the time of the Merger is, to its knowledge, an affiliate of a party to the Merger pursuant to Rule 145(c), the Acquiring Fund will cause to be affixed upon the certificate(s) issued to such person (if any) a legend as follows:

    THESE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT TO TORTOISE ENERGY INFRASTRUCTURE CORPORATION (OR ITS STATUTORY SUCCESSOR) UNLESS (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 OR (II) IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE FUND, SUCH REGISTRATION IS NOT REQUIRED.

and, further, that stop transfer instructions will be issued to the Acquiring Fund's transfer agent with respect to such shares. The Acquired Fund will provide the Acquiring Fund on the Effective Date with the name of any Acquired Fund Stockholder who is to the knowledge of the Acquired Fund an affiliate of it on such date.

14. MATERIAL PROVISIONS

    All covenants, agreements, representations and warranties made under this Agreement and any certificates delivered pursuant to this Agreement shall be deemed to have been material and relied upon by each of the parties, notwithstanding any investigation made by them or on their behalf.

15. AMENDMENTS

    This Agreement may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of the Acquired Fund and the Acquiring Fund; provided, however, that following the meeting of the Acquired Fund stockholders called by the Acquired Fund pursuant to paragraph 4.2 of this Agreement, no such amendment may have the effect of changing the provisions for determining the number of shares of Acquiring Fund Common Stock or Acquiring Fund Preferred Stock (if any) to be issued to the holders of Acquired Fund Common Stock or Acquired Fund Preferred Stock (if any) under this Agreement to the detriment of such stockholders without their further approval.

16. NOTICES

    Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail), personal service or prepaid or certified mail addressed to the Acquiring Entity or the Acquired Entity, at its address set forth in the preamble to this Agreement, in each case to the attention of its President.

17. ENFORCEABILITY; HEADINGS; COUNTERPARTS; GOVERNING LAW; SEVERABILITY; ASSIGNMENT; LIMITATION OF LIABILITY

    17.1 Enforceability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    17.2 Headings. The Article headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    17.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

    17.4 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York.

    17.5 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.